Exhibit 99.1

Teladoc Health Board of Directors Announces Leadership Transition
•Jason Gorevic to depart the company, effective immediately
•CFO Mala Murthy appointed acting chief executive
•Teladoc Health reaffirms guidance

PURCHASE, NY, April 5, 2024 (GLOBE NEWSWIRE) -- Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today announced that Jason Gorevic is departing the company, effective immediately. The Board of Directors has appointed Mala Murthy acting Chief Executive Officer while it searches for Mr. Gorevic’s permanent successor. Ms. Murthy is a seasoned industry leader who has served as the Company’s Chief Financial Officer since 2019, and she will continue serving in this role during this transition period.

The Board has retained an executive search firm, which will evaluate internal and external candidates to identify Mr. Gorevic’s permanent successor.

“We thank Jason for his many achievements and contributions during the 15 years he led Teladoc Health. We wish him success in his future endeavors,” said David B. Snow, Jr., Chairman of the Teladoc Health Board of Directors. “We also thank Mala Murthy, a highly capable executive, for assuming the role of chief executive as we seek a permanent replacement. We are confident that this leadership transition will position the company for long-term success and value creation.”

Teladoc Health Reaffirms Guidance
In conjunction with this announcement, Teladoc Health reiterated its guidance for the first quarter and full year of 2024.

About Mala Murthy
With a focus on assuring shareholder value, Ms. Murthy is a seasoned leader with a proven track record of driving balanced top-and-bottom-line growth. She brings a passion for developing & implementing strategies that drive both short-term and long-term value, acquired from extensive financial management experience in diverse industries. Ms. Murthy has successfully overseen the development of capital structure and liquidity strategies.

Prior to joining Teladoc Health she held several senior executive positions at American Express, most recently as chief financial officer of the Global Commercial Services segment. There she led strategic investment decisions and P+L stewardship for the segment. She also previously served in various leadership positions with PepsiCo, leading high growth business units.

Ms. Murthy holds a bachelor's degree in computer science and engineering from Jadavpur University in India, an MBA from the India Institute of Management, and a master's degree in public and private management from Yale School of Management.

About Teladoc Health
Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Teladoc Health leverages more than two decades of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com.

Source: Teladoc Health, Inc. – General

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